ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (the “Agreement”) is made effective as of the November 22, 2013, by and between Cardinal Resources, LLC (the “Assignor”) and JH Designs, Inc.(the “Assignee”).

WHEREAS, Assignor and its members, and Assignee are parties to that certain Share Exchange Agreement, a copy of which is attached hereto as Exhibit A (the “Share Exchange Agreement”); and

WHEREAS, Assignor is party to that certain Subscription Agreement and related Note and Warrants, copies of which are attached hereto as Exhibits B, C and D (the “Subscription Agreement,” “Note” and “Warrants,” respectively) in connection with a bridge loan financing; and

WHEREAS, the parties intend that at the Closing Date (as such term is defined in the Subscription Agreement), Assignee assume the Assignor’s obligations under the Subscription Agreement, Note and Warrants upon consummation of the transactions contemplated by the Share Exchange Agreement in accordance with the terms of the Share Exchange Agreement and in order to facilitate the bridge financing.

NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each of the parties hereto, the parties hereto agree as follows:

1. Assignment. Subject to and in accordance with the terms and conditions set forth in this Agreement, effective at the Closing Date, the Assignor hereby grants, sells, assigns, and conveys to the Assignee, without recourse, Assignor’s right, title and interest in and to the Subscription Agreement, Note and Warrants, and Assignee hereby assumes all of the right, title and interests in, and obligations of Assignor under, such agreements and instruments, including, without limitation, the obligation to issue shares of common stock upon exercise or conversion of the Note and Warrants, pursuant to the terms thereof. If the Closing Date does not occur on or before October 15, 2013, this Agreement will be void.

2. Representations. Assignor has all requisite authority to execute and deliver this Agreement and any other document contemplated by this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. Assignee has all requisite power and authority to execute and deliver this Agreement and any other document contemplated by this Agreement to be signed by the Assignee and to perform its obligations hereunder and to consummate the transactions contemplated hereby.

3. Entire Agreement. This Agreement constitutes the entire agreement between the parties in respect of the assignments contemplated hereby and there are no warranties, representations, terms, conditions, or collateral agreements expressed or implied, statutory or otherwise, other then expressly set forth in this Agreement. This Agreement expressly supersedes and replaces any and all prior understandings or agreements between the parties with respect to the subject matter of this Agreement.

4. All Further Acts. Each of the parties hereto will do any and all such acts and will execute any and all such documents as may reasonably be necessary from time to time to give full force and effect to the provisions and intent of this Agreement. The Assignor further agrees that it will, at any time and from time to time after the date hereof, upon the Assignee’s request, execute, acknowledge and deliver or cause to be executed and delivered, all further documents or instruments necessary to effect the transactions contemplated in this Agreement.

5. Choice of Law. This Agreement shall be governed by, and construed with, the laws of the State of California, without giving effect to the conflict of laws provisions thereof.

6. No Assignment. No Party may assign any right, benefit or interest in this Agreement without the written consent of the other party, which consent may not be unreasonably withheld. This Agreement will inure to the benefit of, and be binding upon, the Assignors and the Assignee and their respective successors and assigns.

7. Amendment. This Agreement may not be amended except by an instrument in writing signed by each of the parties.

8. Counterparts and Electronic Means. This Agreement may be executed in several counterparts, each of which will be deemed to be an original and all of which will together constitute one and the same instrument. Delivery of an executed copy of this Agreement by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy will be deemed to be execution and delivery of this Agreement as of the day and year first written above.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

Assignor: Cardinal Resources, LLC

By:	/s/ Kevin Jones
Name:	Kevin Jones
Title:	Managing Member

Assignee:

JH Designs, Inc.

By:	/s/ Kevin Jones
Name:	Kevin Jones
Title:	CEO

EXHIBIT A

SHARE EXCHANGE AGREEMENT

EXHIBIT B

SUBSCRIPTION AGREEMENT

EXHIBIT C

CONVERTIBLE PROMISSORY NOTE

EXHIBIT D

WARRANTS